Consent of Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 10 to the Registration Statement (Form N-1A) (No. 33-41034) of Delaware Group Global & International Funds, Inc. -- International Equity Series, Global Assets Series, and Global Bond Series of our report dated January 6, 1995, included in the 1994 Annual Reports to Shareholders of Delaware Group Global & International Funds, Inc. -- International Equity Series, Global Assets Series, and Global Bond Series.

                                        Ernst & Young LLP

Philadelphia, Pennsylvania
November 24, 1995